Exhibit 5.1

[LETTERHEAD OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP]

May 6, 2021

Leidos Holdings, Inc.

1750 Presidents Street

Reston, Virginia 20190

Re:	Leidos, Inc.

Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special United States counsel to Leidos Holdings, Inc., a Delaware corporation (the “Parent”) and Leidos, Inc., a Delaware corporation and a wholly-owned subsidiary of the Parent (the “Issuer” and, together with the Parent, the “Opinion Parties”), in connection with the public offering of (i) up to $500,000,000 aggregate principal amount of the Issuer’s 2.950% Senior Notes due 2023 (the “New 2023 Notes”) to be issued under the Indenture dated as of May 12, 2020 (the “May 2020 Indenture”), among the Issuer, the Parent, as parent guarantor, and Citibank, N.A., as trustee (the “Trustee”), (ii) up to $500,000,000 aggregate principal amount of the Issuer’s 3.625% Senior Notes due 2025 (the “New 2025 Notes”) to be issued under the May 2020 Indenture, (iii) up to $750,000,000 aggregate principal amount of the Issuer’s 4.375% Senior Notes due 2030 (the “New 2030 Notes”) to be issued under the May 2020 Indenture and (iv) up to $1,000,000,000 aggregate principal amount of the Issuer’s 2.300% Senior Notes due 2031 (the “New 2031 Notes” and, together with the New 2023 Notes, the New 2025 Notes and the New 2030 Notes, the “New Notes”) to be issued under the Indenture, dated as of October 8, 2020 (the “October 2020 Indenture” and, together with the May 2020 Indenture, the “Indentures”), among the Issuer, the Parent, as parent guarantor, and the Trustee.

The New Notes are to be issued pursuant to offers (the “Exchange Offers”) to exchange an aggregate principal amount of up to (i) $500,000,000 of the New 2023 Notes, which have been registered under the Securities Act of 1933 (the “Securities Act”), for a like principal amount of the Issuer’s issued and outstanding 2.950% Senior Notes due 2023 (the “Old 2023 Notes”) as contemplated by a Registration Rights Agreement, dated as of May 12, 2020 (the “May 2020 Registration Rights Agreement”), among the Issuer, the Parent, as parent guarantor, and BofA Securities, Inc., Citigroup Global Markets Inc. and MUFG Securities Americas Inc., as representatives (the “Representatives”) of the initial purchasers of the Old May 2020 Notes (as defined herein), (ii) $500,000,000 of the New 2025 Notes, which have been registered under the Securities Act, for a like principal amount of the Issuer’s issued and outstanding 3.625% Senior Notes due 2025 (the “Old 2025 Notes”) as contemplated by the May 2020 Registration Rights

Leidos Holdings, Inc.

May 6, 2021

Agreement, (iii) $750,000,000 of the New 2030 Notes, which have been registered under the Securities Act, for a like principal amount of the Issuer’s issued and outstanding 4.375% Senior Notes due 2030 (the “Old 2030 Notes” and, together with the Old 2023 Notes and the Old 2025 Notes, the “Old May 2020 Notes”) as contemplated by the May 2020 Registration Rights Agreement and (iv) $1,000,000,000 of the New 2031 Notes, which have been registered under the Securities Act, for a like principal amount of the Issuer’s issued and outstanding 2.300% Senior Notes due 2031 (the “Old 2031 Notes” and, together with the Old May 2020 Notes, the “Old Notes”) as contemplated by a Registration Rights Agreement, dated as of October 8, 2020 (the “October 2020 Registration Rights Agreement” and, together with the May 2020 Registration Rights Agreement, the “Registration Rights Agreements”), among the Issuer, the Parent, as parent guarantor, and the Representatives, as representatives of the initial purchasers of the Old 2031 Notes.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinions stated herein, we have examined and relied upon the following:

(a) the registration statement on Form S-4 of the Parent relating to the New Notes filed on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act (such registration statement being hereinafter referred to as the “Registration Statement”);

(b) executed copies of the Registration Rights Agreements;

(c) executed copies of the Indentures, including Article 13 of each of the Indentures containing the guaranty obligations of the Parent (the “Parent Guarantees”);

(d) the global certificates evidencing the New Notes to be registered in the name of Cede & Co. (the “New Notes Certificates”);

(e) an executed copy of a certificate for each Opinion Party of Benjamin A. Winter, Senior Vice President, Deputy General Counsel and Corporate Secretary of each Opinion Party, dated the date hereof (together, the “Secretary’s Certificates”);

(j) a copy of each Opinion Party’s Amended and Restated Certificate of Incorporation, certified by the Secretary of State of the State of Delaware as of May 4, 2021, and certified pursuant to the applicable Secretary’s Certificate;

(f) a copy of each Opinion Party’s By-laws, as amended and in effect as of the date hereof, certified pursuant to the applicable Secretary’s Certificate; and

(g) copies of certain resolutions of the Board of Directors of the Opinion Parties, adopted on March 9, 2020 and September 16, 2020, certified pursuant to the applicable Secretary’s Certificate.

Leidos Holdings, Inc.

May 6, 2021

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Opinion Parties and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Opinion Parties and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Opinion Parties and others and of public officials, including those in the Secretary’s Certificates and the factual representations and warranties contained in the Transaction Documents (as defined below).

We do not express any opinion with respect to the laws of any jurisdiction other than (i) the laws, of the State of New York and (ii) the General Corporation Law of the State of Delaware (the “DGCL”) (all of the foregoing being referred to as “Opined on Law”).

As used herein, “Transaction Documents” means the Indentures and the New Notes Certificates.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that:

1. The New Notes Certificates have been duly authorized by all requisite corporate action on the part of the Issuer and, when the New Notes Certificates have been duly executed by the Issuer under the DGCL and duly authenticated by the Trustee and issued and delivered by the Issuer upon consummation of the Exchange Offers against receipt of the Old Notes to be surrendered in exchange therefor in accordance with the terms of the Indentures, the Registration Rights Agreements and the Exchange Offers, the New Notes Certificates will constitute valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms under the laws of the State of New York; and

2. The Parent Guarantees have been duly authorized by all requisite corporate action on the part of the Parent under the DGCL and, when the New Note Certificates are issued and delivered by the Issuer upon consummation of the Exchange Offers against receipt of the Old Notes to be surrendered in exchange therefor in accordance with the terms of the Indentures, the Registration Rights Agreements and the Exchange Offers, each Parent Guarantee will constitute the valid and binding obligation of the Parent, enforceable against the Parent in accordance with its terms under the laws of the State of New York.

Leidos Holdings, Inc.

May 6, 2021

The opinions stated herein are subject to the following qualifications:

(a) we do not express any opinion with respect to the effect on the opinions stated herein of any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws affecting creditors’ rights generally, and the opinions stated herein are limited by such laws and by general principles of equity (regardless of whether enforcement is sought in equity or at law);

(b) we do not express any opinion with respect to any law, rule or regulation that is applicable to any party to any of the Transaction Documents or the transactions contemplated thereby solely because such law, rule or regulation is part of a regulatory regime applicable to any such party or any of its affiliates as a result of the specific assets or business operations of such party or such affiliates;

(c) except to the extent expressly stated in the opinions contained herein, we have assumed that each of the Transaction Documents constitutes the valid and binding obligation of each party to such Transaction Document, enforceable against such party in accordance with its terms;

(d) we do not express any opinion with respect to the enforceability of any provision contained in any Transaction Document relating to any indemnification, contribution, non-reliance, exculpation, release, limitation or exclusion of remedies, waiver or other provisions having similar effect that may be contrary to public policy or violative of federal or state securities laws, rules or regulations, or to the extent that any such provision purports to, or has the effect of, waiving or altering any statute of limitations.

(e) we call to your attention that irrespective of the agreement of the parties to any Transaction Document, a court may decline to hear a case on grounds of forum non conveniens or other doctrine limiting the availability of such court as a forum for resolution of disputes; in addition, we call to your attention that we do not express any opinion with respect to the subject matter jurisdiction of the federal courts of the United States of America in any action arising out of or relating to any Transaction Document; and

(f) to the extent that any opinion relates to the enforceability of the choice of New York law and choice of New York forum provisions contained in any Transaction Document, the opinions stated herein are subject to the qualification that such enforceability may be subject to, in each case, (i) the exceptions and limitations in New York General Obligations Law sections 5-1401 and 5-1402 and (ii) principles of comity or constitutionality.

In addition, in rendering the foregoing opinions we have assumed that, at all applicable times:

(a) neither the execution and delivery by each Opinion Party of the Transaction Documents to which such Opinion Party is a party nor the performance by the such Opinion Party of its obligations under each of the Transaction Documents and Registration Rights Agreements, including the issuance of the New Notes: (i) constituted or will constitute a violation of, or a default under, any lease, indenture, instrument or other agreement to which any Opinion Party or its property is subject (except that we do not make the assumption set forth in

Leidos Holdings, Inc.

May 6, 2021

this clause (i) with respect to those agreements or instruments which are listed in Part II of the Registration Statement or the Parent’s Annual Report on Form 10-K), (ii) contravened or will contravene any order or decree of any governmental authority to which any Opinion Party or its property is subject, or (iii) violated or will violate any law, rule or regulation to which any Opinion Party or its property is subject (except that we do not make the assumption set forth in this clause (iii) with respect to the Opined-on Law); and

(b) neither the execution and delivery by each Opinion Party of the Transaction Documents to which such Opinion Party is a party nor the performance by such Opinion Party of its obligations thereunder, including the issuance and sale of the New Notes, required or will require the consent, approval, licensing or authorization of, or any filing, recording or registration with, any governmental authority under any law, rule or regulation of any jurisdiction.

We hereby consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations under the Securities Act. We also hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

LKB